Exhibit 10.4

AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE COMPENSATION AGREEMENT

This AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE COMPENSATION AGREEMENT (the “Agreement”), dated as of August 6, 2020 (“Effective Date”), is made by and between First Foundation Inc., a Delaware corporation (the “Company”), and Hugo Nuno (the “Executive”), with reference to the following facts and circumstances:

R E C I T A L S:

A.            The Company’s Board of Directors previously determined that it is appropriate and in the Company’s best interests to reinforce and encourage the continued attention and dedication of key members of the management of the Company and its material subsidiaries, who include the Executive, to their assigned duties without distraction in potentially disturbing circumstances that would arise in the event of a threatened or actual Change in Control (as hereinafter defined) of the Company or such subsidiaries and thereby also provide the Company with greater assurance that it will be able to retain the key members of management, including Executive, in the employ of the Company or a material subsidiary (as the case may be) in the event of any threatened or actual Change in Control;

B.            The Company and Executive entered into a Change of Control Severance Compensation Agreement dated January 1, 2015 (“Prior Agreement”);

C.            This Agreement entirely replaces and supersedes the Prior Agreement and sets forth the severance compensation which the Company agrees it will pay, or cause the Subsidiary to pay, to Executive if his employment with the Company or First Foundation Bank (the “Subsidiary”), as the case may be, terminates under one of the circumstances described herein in connection with a Change in Control as set forth below; and

D.            Executive is employed as an Executive Vice President, Chief Operating Officer and Chief Risk Officer of Subsidiary under an Employment Agreement dated January 1, 2015 (as amended, the “Employment Agreement”). This Agreement sets forth the rights and obligations of the Company and Executive in the event of a termination of Executive’s employment, due to a Qualifying Termination (as defined below), that occurs in connection with a Change in Control as set forth below. On the other hand, the Employment Agreement, rather than this Agreement, governs and determines the severance compensation (if any) to which Executive would be entitled upon any other termination of Executive’s employment.

NOW, THEREFORE, it is agreed as follows:

1.            Definitions. The following terms shall have the respective meanings ascribed to them below in this Section 1:

1.1            The terms “affiliate” and “associate” shall have the respective meanings given to such terms in Rule 12b-2 under the Exchange Act (even if the Company has no securities registered under that Act).

1.2            The terms “beneficial ownership,” “beneficially owned” and “beneficial owner” shall have the meanings given to such terms in Rule 13d-3 under the Exchange Act (even if the Company has no securities registered under that Act).

1.3            The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.4            The term “Parent” of a corporation or other entity means any person that is the beneficial owner, directly or indirectly, of a majority of the Voting Securities of that corporation or other entity.

1.5            The term “Voting Securities” of any person that is a corporation means the combined voting power of that person’s then outstanding securities having the right to vote in an election of that person’s directors. The term “Voting Securities” of any person, other than a corporation, such as a partnership or limited liability company, shall mean the combined voting power of that person’s outstanding ownership interests that are entitled to vote or select the individuals (such as the managers of a limited liability company) that have substantially the same authority or decision-making powers with respect to such person that are generally exercisable by directors of a corporation.

1.6            The term “Common Stock” of the Company shall mean the shares of the Company’s common stock, par value $0.001 per share, and any voting securities into which such shares may be converted or exchanged in any merger, consolidation, reorganization or recapitalization of the Company.

1.7            The term “person” shall have the meaning given to such term in Section 13(d) and Section 14(d) of the Exchange Act (even if the Company has no securities registered under that Act) and, therefore, the term “person” shall include any two or more persons acting together, whether as a partnership, limited partnership, joint venture, syndicate or other group, at least one of the purposes of which is to acquire, hold or dispose of beneficial ownership of securities of the Company or the Subsidiary. The term “person also shall include any natural person, any corporation, limited liability company, general or limited partnership, joint venture, trust, estate, or unincorporated association.

1.8            The term “Announcement” means the initial public announcement by the Company of an intended or anticipated Change in Control (provided that such Change in Control actually is consummated).

1.9            The term “Cause” is defined in Section 6(a) of the Employment Agreement.

1.10            The term “Change in Control” shall mean the occurrence of any of the following:

(a)            Any person who (together with all of such person’s affiliates and associates) shall, at any time become the beneficial owner, directly or indirectly, of more than thirty percent (30%) of the Company’s Voting Securities, except (i) the Company or any of its subsidiaries, (ii) any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries or (iii) Ulrich E. Keller, Jr. (collectively, the “Exempt Owners”); or

(b)            There shall be consummated any consolidation, merger, or reorganization (as such term is defined in the California Corporations Code), of the Company with or into another person, or of another person with or into the Company, in which the holders of the Company’s outstanding Voting Securities immediately prior to the consummation of such consolidation, merger or reorganization would not, immediately after such consummation, own beneficially, directly or indirectly, (in the aggregate) at least sixty percent (60%) of the Voting Securities of (i) the continuing or surviving person in such merger, consolidation or reorganization (whether or not that is the Company) or (ii) the ultimate Parent, if any, of that continuing or surviving person; or

(c)            There shall be consummated any consolidation, merger or reorganization of the Subsidiary with or into another person, or of another person with or into the Subsidiary, unless the persons that were the holders of the Company’s Voting Securities immediately prior to such consummation would have, immediately after such consolidation, merger or reorganization, substantially the same proportionate direct or indirect beneficial ownership of at least sixty (60%) of the Voting Securities of (i) the continuing or surviving person in such consolidation, merger or reorganization (whether or not that is the Subsidiary) or, (ii) the ultimate Parent, if any, of that continuing or surviving person; or

(d)            There shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or of the Subsidiary; or

(e)            During any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of that two year period constituted the entire Board of Directors do not, for any reason, constitute a majority thereof, unless the election (or the nomination for election) by the holders of the Company’s Voting Securities, of each director who was not a member of the Board of Directors at the beginning of that two year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the two year period.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred within the meaning of Section 1.10(a) above solely as the result of any acquisition of Voting Securities by the Company or any subsidiary thereof that has the effect of (i) reducing the number of the Company’s outstanding Voting Securities, or (ii) increasing the beneficial ownership of the Company’s Voting Securities by any person to more than thirty percent (30%) of the Company’s outstanding Voting Securities; provided, however, that, if any such person (other than any of the Exempt Owners, as defined above) shall thereafter become the direct or indirect beneficial owner of any additional Voting Securities of the Company (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns more than thirty percent (30%) of the then outstanding Voting Securities of the Company, then, a “Change in Control” shall be deemed to have occurred for purposes of this Agreement. To the extent necessary to comply with Code Section 409A (as defined below), a Change in Control must also constitute a Code Section 409A “change in control event”.

1.11            The term “Employer” means whichever of the Company or Subsidiary is the principal employer of Executive.

1.12            The term “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

1.13            The term “Qualifying Termination” means (i) the termination of Executive’s employment due to either termination by the Company or Subsidiary without Cause or by Executive for Good Reason and (ii) Executive’s last day of employment occurs on or after the Announcement and before the first anniversary of the Change in Control.

1.14            The term “Vesting Date” means the later to occur of the Qualifying Termination or the Change in Control.

1.15            The term “Good Reason” means the occurrence (in which the initial existence occurs on or after the Announcement) of any one or more of the items (each a “Good Reason Event”) enumerated in subsections 1.15(a) through 1.15(f) without the prior written consent of the Executive. Executive must give the Company written notice of the alleged Good Reason Event within 90 days of its initial existence and the Company shall then have 30 days to cure the Good Reason Event. If the Company does not timely cure the Good Reason Event then Executive must provide the Company with written notice that he is terminating his employment for Good Reason and resigning from all positions he is then holding with the Company and Subsidiary and such termination must occur within 45 days after the end of the foregoing 30 day cure period.

(a)            Reduction or Adverse Change of Responsibilities, Authority, Etc. The scope of Executive’s authority or responsibilities is significantly reduced or diminished or there is a change in Executive’s position or title as an officer of the Company or the Subsidiary, or both, that constitutes or would generally be considered to constitute a demotion of Executive, unless such reduction, diminution or change is made as a consequence of (i) Executive’s disability (determined as provided in Section 6(e) of the Employment Agreement), or (ii)  any acts or omissions of Executive which would entitle the Company or Subsidiary to terminate Executive’s employment for Cause.

(b)            Reduction in Base Salary. Executive's Base Annual Salary (as defined in his Employment Agreement and as in effect immediately prior to the Announcement) is reduced, unless such reduction is made (i) as part of an across-the-board cost cutting measure that is applied equally or proportionately to all senior executives of the Employer, or (ii) as a result of Executive’s disability (determined as provided in Section 6(e) of the Employment Agreement), or any acts or omissions of Executive which would entitle Employer to terminate Executive’s employment for Cause.

(c)            Discontinuance or Reduction of Bonus Opportunity Under Bonus Compensation Plan. Executive's bonus and/or incentive compensation award opportunity under any incentive or bonus compensation plan or program in which he is participating immediately prior to the Announcement is discontinued or significantly reduced, unless such discontinuance or reduction (i) is expressly permitted under the terms of such plan or program, or (ii) is a result of a policy of Employer applied equally or proportionately to all senior executives of Employer participating in such plan or program, or (iii) is the result of the replacement of such plan or program with another bonus or incentive compensation plan in which Executive is afforded substantially comparable bonus or incentive compensation opportunities.

(d)            Discontinuance of Participation in Employee Benefit Plans. Executive's participation in any other benefit plan maintained by the Company or Employer in which Executive was participating immediately prior to the Announcement (including any vacation program) is terminated or the benefits that had been afforded under any such benefit plan are significantly reduced, unless such discontinuance or reduction (as the case may be) is (i) expressly permitted by the terms of that plan or program, or (ii) due to a change in applicable law or the loss or reduction in the tax deductibility to Employer of the contributions to or payments made under such plan, or (iii) the result of a policy of Employer or the Company that is applied equally or proportionately to all senior executives participating in such benefit plan, or (iv) the result of the adoption of one or more other benefit plans providing reasonably comparable benefits (in terms of value) to Executive.

(e)            Relocation. The relocation of Executive to an office that is located more than thirty (30) miles from Executive’s principal office location immediately prior to the Announcement or to an office that is not the headquarters office of Executive’s employer (other than for temporary assignments or required travel in connection with the performance by Executive of his duties for Employer or the Company).

(f)            Breach of Agreements. A breach by the Company or Employer of any of its material obligations to Executive under the Employment Agreement or this Agreement which continues uncured for a period of thirty (30) days following written notice thereof from Executive.

2.            Term. The term of this Agreement shall commence on the Effective Date and, subject to earlier termination pursuant to Section 5 hereof, shall end three (3) years following the date on which notice of non-renewal or termination of this Agreement is given by either the Company or Executive to the other. Thus, this Agreement shall renew automatically on a daily basis so that the outstanding term is always three (3) years following any effective notice of non-renewal or of termination given by the Company or Executive, other than in the event of a termination pursuant to Section 5 hereof.

3.            Requirements to Compensation. No compensation shall be payable under this Agreement unless and until there has been both (i) a Qualifying Termination and (ii) Executive has timely complied with the requirements of Section 6. If the foregoing requirements are each satisfied, then Executive shall be entitled to the compensation provided in Section 4 of this Agreement, provided that he also complies with the other terms of this Agreement, including the release agreement requirement set forth in Section 6.

4.            Severance Compensation upon Qualifying Termination of Employment. Subject to Section 3 above, Executive shall be entitled to receive the following items in this Section 4:

4.1            Change in Control Severance Compensation. Subject to Section 4.4 below, in lieu of any further salary and bonus payments or severance or other payments that would otherwise be due to Executive under the Employment Agreement, or otherwise, for periods subsequent to the Vesting Date, Executive shall become entitled to receive the following severance compensation and benefits:

(a)            Employer shall pay the Executive all amounts owed through the date of Executive’s Qualifying Termination; and

(b)            Employer also shall pay to Executive, at the applicable time set forth in Section 4.2, an amount equal to the difference of (x) the product of two (2) times the sum of (i) Executive’s Base Annual Salary in effect as of immediately before the Announcement and (ii) an amount equal to the Maximum Bonus Award (as hereinafter defined) payable to Executive under any incentive or bonus compensation plan in which he was participating at the time of such termination of employment, minus (y) the aggregate amount of any severance payments that had been provided to Executive under Section 7(b) of the Employment Agreement. For purposes hereof, the term “Maximum Bonus Award” shall mean the amount of the bonus compensation that would be paid to Executive under such incentive or bonus compensation plan assuming that all performance goals or targets required to have been achieved as a condition of the payment of the maximum bonus under such plan were achieved and all other conditions precedent to the payment of such bonus compensation were satisfied.

(c)            All options to purchase stock of the Company granted to the Executive that had not vested as of the date of such Qualifying Termination shall vest effective upon the Vesting Date.

(d)            All restricted stock awards, restricted stock unit awards, and other forms of equity-based compensation awards granted to the Executive, which had not vested as of the date of such Qualifying Termination, shall vest effective upon the Vesting Date.

(e)            The Company or the Subsidiary shall maintain in full force and effect, during the period commencing on the date of such Qualifying Termination and ending on the December 31 of the second calendar year following the calendar year in which such termination occurred (the “Benefit Continuation Period”), all employee medical, dental and vision plans and programs, disability plans and programs and all life insurance programs in which the Executive and/or his family members were entitled to participate or under which they were entitled to receive benefits immediately prior to the date of the occurrence of the Qualifying Termination, provided, however, that if such continued participation is prohibited under the general terms and provisions of such plans and programs, then, the Company or the Subsidiary shall, at its expense, arrange for substantially equivalent benefits to be provided to Executive and/or his family members during the Benefit Continuation Period. Notwithstanding the foregoing, however, there shall only be included as benefits to which Executive and/or his family members shall be entitled under this Section 4.1(e), and Executive and/or such family members shall only be entitled to, those benefits if the plans or programs in which Executive or his family members were participating immediately prior to the occurrence of the Qualifying Termination were exempt from the term “nonqualified deferred compensation plan” under Section 409A of the Code.

Notwithstanding any other provision in this Agreement to the contrary, under no circumstances, shall the Executive be permitted to exercise any discretion to modify the vesting of an award or the amount, timing or form of payment or benefit described in this Section 4.1.

4.2            Timing and Manner of Payment. Subject to Section 8.11, the amount that becomes payable to Executive pursuant to Section 4.1(b) above shall be paid in a single lump sum on the first Company payroll date after 60 days after the Vesting Date.

4.3            No Requirement of Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 4 by seeking other employment or otherwise, nor shall any compensation or other payments received by the Executive from other persons after the date of termination reduce any payments due under this Section 4.

4.4            Limitation.

(a)            Anything in this Agreement to the contrary notwithstanding, if any compensation, payment, benefit or distribution by the Company or Subsidiary to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then, the following provisions shall apply:

(i)            If the Threshold Amount (as hereinafter defined) is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the-sum of (A) the Excise Tax (as defined below) and (B) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments that would otherwise be payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the Severance Payments to bring them within the Threshold Amount, and provided Code Section 409A would not be violated, Executive shall determine which method shall be followed; provided that if Executive fails to make such determination within 45 days after the Company has sent Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

(ii)            If, however, the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, there shall be no reduction in the Severance Payments to Executive pursuant to Section 4.4(a)(i) above.

(b)            For the purposes of this Section 4.4, the term “Threshold Amount” shall mean three (3) times Executive's “base amount” (within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder) less one dollar ($1.00); and the term “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)            The determination as to which of Section 4.4(a)(i) or 4.4(a)(ii) shall apply to Executive shall be made by Eide Bailly LLP, independent registered public accountants, or any other independent accounting firm selected by mutual agreement of the Company and Executive (the “Accounting Firm”), which agreement shall not be unreasonably withheld or delayed by either party. Such Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the date of Executive’s Qualifying Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Section 4.4(a)(i) or 4.4(a)(ii) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive's residence on the date of the Qualifying Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding on the Company and Executive.

4.5            Withholding. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, all payments made to Executive under this Agreement shall be made net of all taxes and other amounts required to be withheld from the wages or salary of employees under applicable federal, state or local laws or regulations.

5.            Termination of Agreement. Notwithstanding Section 2 hereof, this Agreement shall terminate sooner as provided in this Section 5.

5.1            Termination of Employment Other Than for Qualifying Termination. This Agreement shall terminate upon the happening, at any time prior to a Qualifying Termination, of any of the following events:

(a)            Executive’s Disability or Death. This Agreement shall terminate upon the termination of Executive’s employment as a result of Executive’s disability pursuant to and in accordance with Section 6(e) of the Employment Agreement. This Agreement also shall terminate immediately in the event of the termination of Executive’s employment due to the death of the Executive.

(b)            Retirement. This Agreement shall terminate automatically on Retirement (as hereinafter defined) of Executive. The term “Retirement” as used in this Agreement shall mean termination by the Company or the Executive of Executive’s employment based on the Executive’s having reached age 75 or such other age as shall have been fixed in any arrangement established with the Executive’s consent with respect to Executive retirement.

(c)            Cause. This Agreement shall terminate, if Executive’s employment with the Company or an Employer Subsidiary is terminated for Cause.

(d)            Termination by Executive without Cause. This Agreement shall terminate upon any voluntary termination (without Good Reason) by Executive of his employment with the Company or the Subsidiary, as the case may be.

In the event of a termination of this Agreement pursuant to this Section 5.1, then, notwithstanding anything to the contrary that may be contained elsewhere herein, except for any severance or other compensation to which Executive may be entitled, by reason of such termination, under the Employment Agreement, neither the Company nor the Subsidiary shall have any liability to Executive, or Executive’s estate, heirs, successors, representatives or assigns, due to such termination of this Agreement or by reason of any prior or subsequent Change in Control.

5.2            Effect of Qualifying Termination on Term of this Agreement. In the event of a Qualifying Termination, Executive shall have no further rights or remedies under this Agreement, except his right to receive the severance compensation set forth in Section 4 hereof attributable to the occurrence of the Qualifying Termination. Accordingly, but without limiting the generality of the foregoing, Executive shall not be entitled to receive any compensation under this Agreement in the event of the occurrence of a second Change in Control of the Company after the date of the Executive’s Qualifying Termination.

6.            Release of Claims. The obligations of the Company under this Agreement shall constitute the only obligations of the Company arising from a Qualifying Termination. Additionally, upon any such Qualifying Termination, except for Executive’s rights and the obligations of the Company or the Subsidiary (as the case may be) under Section 4 hereof, none of the Company, the Subsidiary or any of their affiliates shall have any obligation or liability of any kind or nature whatsoever to Executive by reason of or arising out of his employment with the Company or the Subsidiary or the termination thereof. Executive further agrees that, except for his rights and the obligations of the Company or the Subsidiary (as the case may be) under Section 4 hereof, all demands, claims and causes of action that Executive may have against, and any and all rights that Executive may have to recover any payments, damages, liabilities or other amounts of any kind or nature whatsoever from, the Company, the Subsidiary or any of their affiliates, or any of their respective, officers, directors, shareholders, employees, agents or independent contractors (the “Company Related Parties”), shall be forever released by Executive as a condition precedent to Executive’s rights to receive and the obligations of the Company or Subsidiary (as the case may be) to pay or provide to Executive the severance compensation and benefits provided for in Section 4 hereof, irrespective of whether or not such demands, claims, causes of action or rights arise or have arisen under (i) this Agreement, the Employment Agreement, or any other contract, agreement or understanding, written or oral, between Executive and the Company or any of the Company Related Parties, or (ii) any employee or executive benefit plans or programs, including any stock incentive or stock based compensation plans, or (iii) any federal, state or local statutes or government regulations, or otherwise, and whether or not such demands, claims, causes of action or rights are known or unknown, certain or uncertain, or suspected or unsuspected by Executive. Executive further covenants and agrees that such condition precedent shall not be satisfied unless and until he executes and delivers to the Company all appropriate written agreements reflecting such settlement and complete release in a form reasonably acceptable to the Company and where such release becomes effective and non-revocable by its own terms within 55 days after the Qualifying Termination.

7.            Arbitration of Disputes. Except as otherwise provided in the last sentence of this Section 7 with respect to equitable proceedings and remedies, any controversy or claim arising out of or relating to this Agreement, the performance or non-performance (actual or alleged) by either party of any of such party's respective obligations hereunder or any actual or alleged breach thereof, shall, to the fullest extent permitted by law, be resolved exclusively by binding arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Orange County, California in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person, other than Executive or the Company, may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person’s agreement thereto. Judgment upon the award rendered by the arbitrator in any such arbitration proceeding may be entered in any court having jurisdiction thereof. This Section 7 shall be specifically enforceable. The reasonable fees and disbursements of the prevailing party's legal counsel, accountants and experts incurred in connection with any such arbitration proceeding shall be paid by the non-prevailing party in such arbitration proceeding. Notwithstanding anything to the contrary that may be contained in this Section 7, however, each party shall be entitled to bring an action in any court of competent jurisdiction for the purpose of obtaining a temporary restraining order or a preliminary or permanent injunction or other equitable remedies in circumstances in which such relief is appropriate.

8.            Miscellaneous.

8.1            Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements (including without limitation the Prior Agreement) and understandings, whether written or oral, between the parties with respect to that subject matter.

8.2            Assignment; Successors and Assigns, etc. Neither party may make any assignment, in whole or in part, of this Agreement or any interest herein, by operation of law or otherwise, or delegate any of their respective duties hereunder, without the prior written consent of the other party; except that in the event of a Change in Control of the Company, the rights and obligations of the Company under this Agreement may be assigned to the successor-in-interest of the Company in such Change in Control without the consent of Executive, provided that (i) such successor-in-interest enters into a written agreement, in a form reasonably acceptable to Executive, by which such successor-in-interest shall expressly agree to be bound by this Agreement and (ii) no such assignment shall relieve the Company of its obligations under this Agreement. Subject to the foregoing restrictions on assignment, this Agreement shall inure to the benefit of and be enforceable by and shall be binding on the parties and their respective successors, legal representatives, executors, administrators, heirs, devisees and legatees, and permitted assigns. If Executive should die while any amounts are still payable to him/her pursuant to Section 4 hereof, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

8.3            Severability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.4            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any right or obligation under or breach of this Agreement, shall not prevent any subsequent enforcement of such term, right or obligation or be deemed a waiver of any prior or subsequent breach of the same obligation.

8.5            Notices. Any notices, requests, demands and other communications provided for by this Agreement (“Notices”) shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with Employer or, in the case of any Notice to be given to the Company or the Employer (if other than the Company), at its headquarters offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or two (2) business days after the date such Notice is mailed by registered or certified mail, postage prepaid and return receipt requested (whether or not the requested receipt is returned).

8.6            Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized officer or other representative of the Company (other than Executive).

8.7            Interpretation and Construction of this Agreement. This Agreement is the result of arms-length bargaining by the parties, each party was represented by legal counsel of such party's choosing in connection with the negotiation and drafting of this Agreement and no provision of this Agreement shall be construed against a party, due to an ambiguity therein or otherwise, by reason of the fact that such provision may have been drafted by counsel for such party. For purposes of this Agreement: (i) the term “including” shall mean “including without limitation” or “including but not limited to”; (iv) the term “or” shall not be deemed to be exclusive; and (v) the terms “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto,” and any similar terms shall refer to this Agreement as a whole and not to the particular Section, paragraph or clause in which any such term is used, unless the context in which any such term is used clearly indicates otherwise.

8.8            Governing Law. This Agreement is being entered into and will be performed in the State of California and shall be construed under and be governed in all respects by and enforced under the laws of the State of California, without giving effect to its conflict of laws rules or principles.

8.9            Headings. The Section and paragraph headings in this Agreement are inserted for convenience of reference only and shall not affect, nor shall be considered in connection with, the construction or application of any of the provisions of this Agreement.

8.10            Counterparts. This Agreement may be executed in any number of counterparts, and each such executed counterpart, and any photocopy or facsimile copy thereof, shall constitute an original of this Agreement; but all such executed counterparts and photocopies and facsimile copies thereof shall, together, constitute one and the same instrument.

8.11            Code Section 409A. The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the Treasury regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 8.11 shall be paid (without interest) on the first business day following the expiration of the Delay Period to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company.

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Signatures of parties follow on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“Company”		“Executive”

First Foundation Inc.

By:	/s/ Scott F. Kavanaugh	/s/ Hugo Nuno
Name:	Scott F. Kavanaugh	Name:	Hugo Nuno
Title:	CEO

“Subsidiary”

First Foundation Bank

By:	/s/ Scott F. Kavanaugh
Name:	Scott F. Kavanaugh
Title:	CEO